                                                                    EXHIBIT 99.1

                            TIDEL / PELTIER AGREEMENT

Date: February 23, 2005

Tidel Technologies, Inc. (Tidel) and Dale Peltier (Peltier) have entered into an agreement whereby Peltier will provide his services to Tidel, and Tidel will pay for such services as further defined below.  Tidel is in need of and is offering to Peltier the  position  of Chief  Financial  Officer,  during the term of this agreement.  Peltier,  by entering into this agreement,  is presenting himself as qualified to perform the services of Chief Financial Officer of a public company and has performed all services  required of a public  company  pertaining to the reporting requirements of the Securities and Exchange Commission.

Peltier will:

          1)     Provide  services  as Chief  Financial  Officer on a  "contract employee" basis as further specified below.

          2)     Review, update and record entries necessary to properly account for each of he  year/quarter  for which SEC  filings  are to be made.

          3)     Prepare  Corporate entries for Tidel  Technologies,  Inc. books for each of the periods defined below.

          4)     Prepare The Corporate  financial  statements and Consolidations for Tidel and its subsidiaries.

          5)     Take  responsibility for overseeing the auditing,  drafting and filing of the following reports to the SEC.

                 a.   For the year ended September 30, 2003, quarterly 10Q's for each of the  quarters  and the  10k  for the  year  ending
                      9/30/03.

                 b.   For the year ended September 30, 2004, quarterly 10Q's for each of the  quarters  and the  10k  for the  year  ending
                      9/30/04.

                 c.   For the quarters ending  12/31/04,  3/31/05 and additional quarters,  which may have  reached the  required  time for filing, file all appropriate 10Q's for each quarter.

Term of the agreement:

Peltier  agrees to provide  full-time  services to Tidel during the term of this agreement.

The  agreement  will be for not less than 6 months,  and may be continued by the mutual  consent of both  parties on a  month-to-month  basis  beyond the initial
6-month period.

Payment:

Tidel  will pay  Peltier  the rate of  $12,000.00  per  month.  Payment  will be rendered  on the  1st and  15th of each  month.  In  addition,  Peltier  will be reimbursed for out-of-pocket costs submitted in the normal course of business.

Upon the completion of the 6th month, if all SEC filings are current through the latest quarterly 10Q due, Peltier will be paid a bonus of $28,000.00.

Month to month extensions beyond the initial 6 month term will be at the rate of
$15,000.00 per month, paid in equal payments on the 1st and 15th of each month.